Exhibit 19.1

GLOBALSTAR, INC.
Insider Trading Policy
______________________________________________________________________

This Insider Trading Policy (“Policy”) of Globalstar, Inc. (“GSAT”) and its subsidiaries (collectively, the “Company”) sets forth the general standards for the Company and for all officers, directors and employees with respect to engaging in transactions in GSAT’s securities and securities of other publicly traded companies. This Policy explains the prohibitions against “insider trading” based on federal securities laws and establishes GSAT’s policies and procedures to promote and monitor compliance with those laws.

Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

This Policy describes the prohibition on insider trading applicable to all persons subject to the Policy, and also additional restrictions on individuals who have been classified as “key personnel” of the Company (see Section 7 “Additional Restrictions Applicable to Key Personnel”). Key personnel include members of GSAT’s Board of Directors and its executive officers, as well as certain officers and employees of the Company who have been informed in writing that they have been designated as “key personnel” because they are likely to be in possession of material nonpublic information due to the nature of their work.

This Policy supersedes any previous version of the Policy.

1. Scope of this Policy.

1.1. Persons Covered. As an officer, director or employee of the Company, this Policy applies to you. The same restrictions that apply to you also apply to members of your family who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in GSAT’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in GSAT’s securities (those persons are referred to as “related persons”). This Policy also applies to entities that you influence or control, including corporations, partnerships or trusts. In addition, the Company may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

1.2. Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in GSAT’s securities while in possession of material nonpublic information (see Section 5 “What is Material Nonpublic Information?”). You are responsible for complying with this Policy and ensuring that any of your related persons or any entities you control also comply with this Policy. In all cases, the responsibility for determining whether you possess material nonpublic information rests with you. While the Company provides policies, procedures and information on insider trading, no action on the part of the Company, or any employee, officer or director pursuant to this Policy, constitutes legal advice or insulates you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws (see Section 8 “Consequences of Non-Compliance”).

1.3. Transactions Covered. Except as otherwise provided, this Policy applies to all transactions in GSAT’s securities, including common stock, options for common stock and any other securities GSAT may issue from time to time, including, but not limited to, preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to GSAT’s stock, whether or not issued by GSAT, such as exchange-traded put or call options or swaps related to GSAT’s securities. Transactions subject to this Policy include purchases, sales and gifts of GSAT’s securities. This Policy also applies to transactions that occur after you cease to be an officer, director or employee of the Company for as long as you are in possession of material nonpublic information.

1.4. Application to the Company. It is also the Company’s policy that it will not engage in transactions in GSAT securities in violation of applicable securities laws.

2. Statement of Policy.

2.1. Prohibition Against Trading On or Disclosing Material Nonpublic Information. No person subject to this Policy who is aware of material nonpublic information may directly or indirectly:

•Engage in transactions in GSAT’s securities, except as otherwise specified in this Policy (see Section 4 “Transactions Excluded from this Policy”);

•Recommend that others engage in transactions in any of GSAT’s securities;

•Disclose material nonpublic information to persons (a) within the Company whose jobs do not require them to have that information, or (b) outside of the Company, including family, friends, business associates, advisors, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies and procedures; or

•Assist anyone engaged in the above activities.

It makes no difference whether or not you relied upon or used material nonpublic information in deciding to transact; if you are aware of material nonpublic information about the Company, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve the Company’s and your own reputation and to avoid investigations of your and the Company’s conduct.

In addition, no person subject to this Policy who, in the course of working for the Company learns of material nonpublic information about a company with which the Company does business (as described below), may trade in such company’s securities, including common stock, options for common stock and any other securities that such company may issue from time to time, including, but not limited to, preferred stock, warrants and convertible notes and debentures, as well as to derivative securities relating to such company’s stock, until the information becomes public or is no longer material. Such companies include current or prospective customers or suppliers of the Company, companies with which the Company may be negotiating a significant agreement, arrangement or other understanding and companies that may be a party to potential corporate transactions, such as an acquisition, investment or sale.

2.2. No Exceptions. Transactions that may seem necessary or justifiable to you for independent reasons (such as the need to raise money for an emergency expenditure), or transactions related to a small number of GSAT securities, are NOT exceptions to this Policy. The securities laws do not recognize any mitigating circumstances. Further, even the appearance of an improper transaction must be avoided to preserve the Company’s and your reputation for adhering to the highest standards of conduct.

3. Additional Limitations and Prohibited Transactions.

3.1. Short Sales, Hedging and Other Derivative Transactions. Short sales of GSAT’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of GSAT’s securities are prohibited for persons subject to this Policy.

Transactions in publicly traded options are generally short-term in nature and may give the public the perception that persons subject to this Policy are not focused on the long-term performance of the Company. Hedging transactions are often complex, may be perceived negatively by the public and can present unique insider trading risks. Accordingly, persons subject to this Policy are prohibited from engaging in hedging or derivative transactions.

3.2. Pledging. Persons subject to this Policy may not purchase GSAT’s securities on margin, borrow against account in which GSAT’s securities are held or enter into a pledge of GSAT’s securities as collateral for a loan, except that such persons may pledge GSAT’s securities as collateral for a loan (not including a margin loan) if they can establish that they have the financial capacity to repay the loan without resorting to the pledged securities. Any such person who wishes to pledge GSAT’s securities as collateral for a loan must submit a request for approval to the General Counsel or the Chief Financial Officer at least one week prior to the execution of documents evidencing the proposed pledge.

3.3. Standing and Limit Orders. Standing and limit orders, except under Rule 10b5-1 plans, create heightened risks for insider trading violations. There is no control over timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the customer is in possession of material nonpublic information or otherwise prohibited from trading. The Company therefore discourages persons subject to this Policy from placing standing or limit orders on GSAT’s securities other than for short durations. For additional restrictions on key personnel, see Section 7 “Additional Restrictions Applicable to Key Personnel”.

3.4. Transactions in Connection with a Company Stock Repurchase Program. Any person subject to this Policy who is aware that GSAT is adopting a share repurchase program, increasing the amount of shares subject to the program, or making other modifications to the program, whether or not such event is material, may not engage in transactions in GSAT’s securities within four business days before or after such program or modification is implemented or (if it is to be announced) announced, whichever is later.

4. Transactions Excluded from this Policy.

This Policy does not apply to the following transactions, except as specifically noted:
4.1. Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have GSAT withhold shares of stock to satisfy tax withholding obligations upon the vesting of such awards. However, this Policy does apply to any sale of common stock received by you as a result of the vesting, including to satisfy tax liabilities, except for mandatory sell-to-cover transactions implemented by the Company.

4.2. Stock Option Exercises. This Policy does not apply to the exercise of an employee or director stock option if the exercise price is paid in cash or to an award recipient’s use of shares delivered or withheld from the exercise to cover the cost of the option exercise or the satisfaction of tax withholding obligations. However, this Policy does apply to any sale of the underlying stock or to a cashless option exercise through a broker (which entails the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes), or any other market sale for the purpose of generating cash to pay the exercise price.

3.5. Employee Stock Purchase Plan. This Policy does not apply to purchases of GSAT’s securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of GSAT securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of GSAT securities purchased pursuant to the plan. For additional restrictions on key personnel, see Section 7 “Additional Restrictions Applicable to Key Personnel”.

4.3. Transactions with GSAT. Any other purchase of GSAT’s securities from GSAT or sale of GSAT’s securities to GSAT are not subject to this Policy.

4.4. Transactions Pursuant to Rule 10b5-1 Plans. Transactions involving GSAT’s securities pursuant to an effective Rule 10b5-1 plan pre-cleared by GSAT as described below may be made notwithstanding this Policy. (See Section 6 “Rule 10b5-1 Plans” and Section 7.4 “Rule 10b5-1 Plans and Similar Plans Adopted by Key Personnel” for more information.)

5. What is Material Nonpublic Information?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, sell or hold a security, or if there is a substantial likelihood that the information would be viewed by a reasonable investor as significantly altering the total mix of publicly available information about the Company. Any information that could reasonably be expected to affect the market price of a security is likely to be considered material. This determination is made based on the facts and circumstances of each particular situation and is often evaluated by enforcement personnel with the benefit of hindsight. Material information can be positive or negative and can relate to any aspect of the Company’s business or to any type of GSAT’s securities, whether debt, equity or a hybrid. Information that could be considered material includes, but is not limited to, information regarding:

•Revenues, expenses, operational or financial results or earnings, including anticipated results or projections;

•Proposed or pending mergers, acquisitions, joint ventures or tender offers;

•Proposed or pending acquisitions or dispositions of significant asset(s);

•Significant borrowings or financing transactions or significant repurchase, redemption or call of GSAT securities out of the ordinary course;

•Gain or loss of a significant contract, customer, supplier or other service provider;

•A major change in strategy or corporate objectives;

•Changes in dividend policy, the declaration of a stock split or an offering of additional securities;

•Establishing a new stock repurchase program or changes with respect to such a program;

•Changes in GSAT executive officers or board members;

•Developments regarding threatened, new or pending significant litigation or government investigations or other governmental action, or the resolution of such litigation, investigation or other action;

•A significant disruption in the Company’s operations or other significant operational update (such as change in price or demand for the Company’s product or services, change in Company’s cost structure, significant new order of products or services, opening or closing of new facility);

•Change in auditors or notification that the auditor’s reports may no longer be relied upon;

•A loss, or potential loss, of significant property or assets;

•Imposition of a black-out period with respect to transactions in GSAT securities or the extension or termination of such black-out period; and

•A significant cyber security incident.

The above list is not exclusive and many other types of information may be considered material, depending on the circumstances. The probability of whether an event will or will not occur, along with the magnitude of the potential event, affects the determination of whether it is material. If you have any questions concerning the materiality of particular information, you should consult with the General Counsel or the Chief Financial Officer.

“Nonpublic” information is information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, including through the issuance of a press release or a filing with the Securities and Exchange Commission (“SEC”). In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to absorb and react to the information. Generally, one full business day after the public release of material information via the issuance of a press release, a webcast conference call or an SEC filing should elapse before you transact in GSAT’s securities. If you have any questions concerning whether information is considered public, you should consult with the General Counsel or the Chief Financial Officer.

6. Rule 10b5-1 Plans.

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability to a person who enters into a trading plan for transactions in GSAT’s securities that meets the conditions specified in Rule 10b5-1. A Rule 10b5-1 plan must, among other things, be entered into at a time when the person is not aware of material nonpublic information, and there is a specified cooling off period before trades under the plan can begin. It is your responsibility to ensure that your trading plan, and trades made pursuant to such plan, meet all the conditions of Rule 10b5-1. A standing or limit order does not, by itself, qualify as a Rule 10b5-1 plan. For additional information on Rule 10b5-1 plans, including the required pre-clearance procedures, see the “Guidelines for Rule 10b5-1 Plans” attached as Appendix A to this Policy or contact the General Counsel or the Chief Financial Officer. Rule 10b5-1 plans or similar plans adopted by key personnel are subject to additional requirements. (See Section 7.4 “Rule 10b5-1 Plans and Similar Plans Adopted by Key Personnel.”)

7. Additional Restrictions Applicable to Key Personnel.

In addition to the provisions above that apply to all persons subject to this Policy, key personnel and their related persons are subject to additional restrictions on trading. The provisions below will govern to the extent that any such requirement is more restrictive than the requirements set forth above.

7.1. Pre-Clearance Procedures. All key personnel must pre-clear any transaction in GSAT securities with the General Counsel and the Chief Financial Officer. A request for pre-clearance must be made in advance of any proposed transaction, and anyone requesting pre-clearance should carefully consider whether he or she may be aware of material nonpublic information prior to making the request. All pre-cleared transactions must be effected within five business days following the date of receipt of pre-clearance, after which the pre-clearance automatically expires. All pre-cleared transactions should also be reported to the General Counsel or Chief Financial Officer immediately upon completion. However, under no circumstance may you effect a transaction while in possession of material nonpublic information, even if pre-cleared. The General Counsel and Chief Financial Officer’s approval of any particular transaction under this pre-clearance procedure does not insulate you from liability under the securities laws. Further, the General Counsel and Chief Financial Officer are under no obligation to approve a requested transaction, and key personnel should treat any denial of pre-clearance as material nonpublic information.

7.2. Window Period Requirement. GSAT requires that key personnel trade in GSAT’s securities only during the period beginning after one full business day has elapsed after the public release of results for the prior quarter and ending at 5:00 p.m. central time on the last business day of the then current fiscal quarter (“window period”). GSAT will periodically issue a reminder of the procedures for trading in GSAT’s securities in compliance with this Policy to key personnel subject to the window period. Trading during a window period should minimize the potential for a violation of insider trading laws because material financial and other information has recently been released to the public. However, it should be noted that even during the window period, any person possessing material nonpublic information may not engage in any transactions in GSAT’s securities until the information is either public or is no longer material, as discussed in Section 5. From time to time, key personnel may also be advised that no trading, except pursuant to a Rule 10b5-1 plan previously approved by GSAT, will be permitted until further notice (generally known as a “black-out period”). Any person made aware of a black-out period should not disclose the existence of the black-out period to anyone else.

7.3. Section 16 and Rule 144 Restrictions and Reporting. The federal securities laws, including Section 16 of the Exchange Act (“Section 16”), and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), impose additional trading restrictions and reporting obligations on executive officers, directors and holders of more than 10% of any class of equity security of GSAT. The Company will notify you if you are subject to these additional restrictions and reporting requirements, which are summarized in Appendix B.

7.4. Rule 10b5-1 Plans and Similar Plans Adopted by Key Personnel.

a. Market purchases or sales by key personnel may be pursuant to a pre-approved Rule 10b5-1 Plan.

b. All Rule 10b5-1 plans, or plans similar to Rule 10b5-1 plans, and any modifications to such plans, adopted by key personnel must be adopted during a window period and cleared in advance by the General Counsel or the Chief Financial Officer. Transactions executed pursuant to a pre-cleared Rule 10b5-1 plan do not require further approval and are not subject to the Company’s window period or black-out period, as Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for transactions made pursuant to the plan and in accordance with Rule 10b5-1. Any termination of such a plan must be reported promptly to the General Counsel or the Chief Financial Officer.

c. The Company is required to disclose in its quarterly and annual reports on Forms 10-Q and 10-K, respectively, filed with the SEC whether during its last fiscal quarter any director or officer subject to Section 16 adopted (which includes certain modifications) or terminated a Rule 10b5-1 plan or similar plan, and is also required to disclose specified information about the plan. Therefore, it is important that you promptly report to the General Counsel or the Chief Financial Officer such adoptions, modifications and terminations as noted above. For additional information, contact the General Counsel or the Chief Financial Officer.

8. Consequences of Non-Compliance.

Federal and state securities laws prohibit the purchase or sale of securities while aware of material nonpublic information as well as the disclosure of material nonpublic information to others who then trade in a company’s securities (sometimes called “tipping”). Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and may include significant fines and imprisonment.

Failure to comply with this Policy may also subject you to Company-imposed sanctions, including disciplinary action up to and including termination of employment, whether or not the failure to comply with this Policy results in a violation of law. A violation of law, or even questionable conduct leading to federal investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career.

Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of ill-gotten trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company.

9. Asking Questions and Reporting Concerns.

It is your obligation to understand and comply with this Policy. If you are concerned that this Policy has been violated, or have any questions about this Policy, you should discuss it with the General Counsel or the Chief Financial Officer.

The Company will not tolerate retaliation against any employee who reasonably and in good faith raises a question or concern about the Company’s business practices, this Policy or compliance with applicable laws or regulations.

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This Insider Trading Policy was adopted by the Board of Directors effective February 25, 2025, and supersedes any previous policy of GSAT concerning insider trading.

APPENDIX A

Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in GSAT securities (as defined in the Globalstar, Inc. Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in GSAT securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into, modified and terminated only at a time when the person entering into, modifying or terminating the plan is not aware of material nonpublic information.

Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence as described in more detail below. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan or any amendment thereto must be pre-approved by the General Counsel or the Chief Financial Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan or amendment must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan or amendment. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•You may not enter into, modify or terminate a Rule 10b5-1 Plan outside of a window period or otherwise while you are aware of material nonpublic information.

•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

•For directors and officers, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule

10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

•For persons other than directors and officers, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period.

•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

•Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

•You may not enter into any transaction in GSAT securities outside the Rule 10b5-1 Plan while it is in effect.

The Company and the Company’s directors and officers must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Directors and officers of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer and other Section 16 filer understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Appendix B

Summary of Compliance Requirements under Section 16 and Rule 144 by Directors and Certain Officers

Section 16. Section 16(a) of the Exchange Act requires that directors, certain officers, and persons who own greater than 10% of any class of any equity security of a public company (referred to in this appendix as “insiders”) file reports with the SEC concerning their beneficial ownership of that company’s equity securities. Section 16(b) of the Exchange Act provides for the recovery by the Company of any “short-swing profit” deemed to be realized by an insider in connection with any purchase or sale of shares of the Company’s equity securities within any period of less than six months, unless an exemption applies to one or both of the transactions.

Section 16(a) Filing Requirements. Section 16(a) requires that insiders file the following stock ownership forms with the SEC:

•An initial statement of beneficial ownership of the Company’s securities is due within 10 days after the time the insider first become subject to Section 16 (Form 3), although earlier reporting is often done if there is an intervening Form 4 filing due (see next bullet).

•Current statements of changes in beneficial ownership (Form 4) are typically due within two business days of the transaction that triggers the change.

•Annual statements of changes in beneficial ownership, if needed (Form 5), are due as described below.

The Form 3 report must include detailed information concerning all of the Company’s equity securities that the insider beneficially owns, either directly or indirectly, as of the date the insider becomes subject to Section 16. “Equity securities” is defined very broadly and includes shares of common stock (even if restricted), options, warrants, restricted stock units, preferred stock, and other rights to acquire common stock. For Section 16 purposes, an insider is presumed to be the beneficial owner of all equity securities in which he or she has a “pecuniary interest” – that is, the opportunity to profit or share in any profit, either directly or indirectly. This includes securities held by a relative sharing the same household as the insider and may include securities held by a trust, corporation, partnership, or other entity over which the insider has a controlling influence.

A Form 4 report is required to be filed within two business days after any purchase, sale, or other reportable transaction (including an equity grant or vesting and a disposition of securities via gift) that results in a change in beneficial ownership of Company securities, unless deferred reporting of the transaction on Form 5 is permitted.

A Form 5 report must be filed within 45 days after the end of the Company’s fiscal year to report any transactions required to be reported that were not previously reported on a Form 4, either because deferred reporting was permitted or because of the failure to file a required report. If neither of these circumstances exist in a given year, the insider does not need to file a Form 5 for that year. Only inheritances, acquisitions via gift and certain small purchases are eligible for deferred reporting on Form 5. The Company’s fiscal year ends on December 31; therefore, any Form 5 would be due by February 14.

The SEC emphasizes the importance of timely filing stock ownership forms by requiring that the Company disclose in its annual proxy statement any delinquent stock ownership filings during the preceding fiscal year. The SEC can also impose fines for late filings.

These Section 16 filings must be made electronically with the SEC, and each filer must have individual EDGAR codes from the SEC that give the insider access to the SEC’s filing system.
Liability for Short Swing Profits under Section 16(b). Section 16(b) requires the Company to recover from an insider any “short swing profit” realized in connection with either a purchase and sale, or a sale and purchase (or any number of these transactions) of any Company equity securities beneficially owned by the insider, which take place within a period of less than six months. To compute the short-swing profit, the highest sale price and lowest purchase price during the six-month period are matched.

The possession of inside information is not a precondition to the recovery of profits by the Company under Section 16(b). If trades result in any “profits,” liability is absolute, and an insider’s good faith would not be a defense. In determining whether there has been a purchase and sale within the meaning of Section 16(b), it is not necessary to establish that the same shares were purchased and sold, or sold and purchased, within the six-month period. In addition, a purchase (or sale) by an insider could be matched with a sale (or purchase) by an entity that such insider controls or by a family member that shares a home with such insider.

Short Sales and Short Sales against the Box under Section 16(c). Section 16(c) of the 1934 Act prohibits an insider from selling shares of Company stock that he or she does not own at the time of the sale (“short sales”), and from selling shares that are owned if they are not delivered within 20 days or deposited in the mail for delivery within five days of the sale (“short sales against the box”).

Rule 144. Under the Securities Act, an “affiliate” of the Company (which generally includes directors, executive officers and principal shareholders) may not sell Company securities unless the sale either is covered by a registration statement or is exempt from the registration requirements of the Securities Act. The exemption most frequently used by affiliates is Rule 144, which is a safe harbor that allows affiliates to sell securities without registration, provided that the Company has timely met its recent federal securities law reporting obligations and several other conditions are met. Those other conditions include the following:

•The securities are sold in customary “broker’s transactions” in which a broker neither solicits a buyer nor receives more than the usual commission.

•The amount of securities sold in a three-month period does not exceed the greater of (1) 1% of the Company’s outstanding securities or (2) the average weekly trading volume in the securities.

•Either the affiliate or his or her broker files a Form 144 electronically with the SEC prior to or concurrently with placing the order to sell (but only if the amount of securities to be sold during any three-month period exceeds 5,000 shares or an aggregate sales price in excess of $50,000).

Please note that if the shares being sold were acquired from the Company or from an affiliate of the Company in a non-public offering, they will be considered “restricted securities” and will be subject to a six-month holding period in addition to the above-listed conditions.

Rule 144 also includes detailed provisions for calculating the number of shares sold by an insider, which have the effect of attributing to such insider certain sales of shares by others, such as sales by relatives in the same household with the insider, sales by two or more persons who are acting in concert, sales by trusts and corporations controlled by the insider, or sales by entities to whom the insider has recently donated shares.

To ensure compliance with Rule 144, if you are contemplating the sale of Company securities, you should instruct your broker that you are subject to Rule 144.

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The information in this appendix is a brief summary only and is in addition to the requirements of the Insider Trading Policy. If you have any general or specific questions, or would like additional information, please contact the General Counsel or Chief Financial Officer.